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                                                                       EXHIBIT 5

                       [LETTERHEAD OF LATHAM & WATKINS]


                               January 3, 1997


Avery Dennison Corporation
--------------------------
150 North Orange Grove Boulevard
Pasadena, California 91103

     RE:  COMMON STOCK, $1.00 PAR VALUE, AVERY DENNISON CORPORATION

Ladies/Gentlemen:

          At your request, we have examined the Registration Statement to be filed on Form S-3 (the "Registration Statement"), which you have filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 767,200 shares of your Common Stock, $1.00 par value (the "Shares"), to be issued and sold by you as described in the Registration Statement. We are familiar with the proceedings undertaken by you in connection with the authorization, issuance and sale of the Shares. Additionally, we have examined such questions of law and fact as we have considered necessary or appropriate for purposes of this opinion.

          Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, and, upon issuance and delivery and payment therefor as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

          We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus included therein.


                              Very truly yours,

                              /s/ LATHAM & WATKINS